REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To United States Satellite Broadcasting Company, Inc.


         We have audited the consolidated balance sheets of United States Satellite Broadcasting Company, Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Satellite Broadcasting Company, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Minneapolis, Minnesota,
January 22, 1999

United States Satellite Broadcasting Company, Inc. and Subsidiaries

CONSOLIDATED  BALANCE SHEETS

                                                                                             As of December 31,

------------------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)                                                1998           1997
------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                 $  66,297      $  68,646
Trade accounts receivable, less allowance of $5,986 and $6,074
     at December 31, 1998 and 1997, respectively                                             47,843         44,992
Prepaid expenses and other                                                                    8,856         11,832
------------------------------------------------------------------------------------------------------------------
         Total current assets                                                               122,996        125,470
------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
Land                                                                                            351            351
Buildings and improvements                                                                    5,106          5,075
Equipment                                                                                   150,249        138,264
------------------------------------------------------------------------------------------------------------------
                                                                                            155,706        143,690
Less - Accumulated depreciation                                                             (96,548)       (79,235)
------------------------------------------------------------------------------------------------------------------
         Total property and equipment, net                                                   59,158         64,455
------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
Satellite deposits                                                                                -          8,380
Long-term investments                                                                         4,501          3,970
Other                                                                                         3,456          4,035
------------------------------------------------------------------------------------------------------------------
         Total other assets                                                                   7,957         16,385
------------------------------------------------------------------------------------------------------------------
                                                                                          $ 190,111      $ 206,310
------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity (Deficit)
CURRENT LIABILITIES
Accounts payable and accrued expenses                                                     $  65,743      $  60,599
Deferred revenue                                                                             52,956         56,156
Manufacturer Incentive obligation                                                            25,579         17,023
Contract cancellation payable                                                                13,200              -
------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                          157,478        133,778
------------------------------------------------------------------------------------------------------------------

MANUFACTURER INCENTIVE OBLIGATION                                                            77,103         60,433
DUE TO HBI                                                                                   10,000         10,000
COMMITMENTS AND CONTINGENCIES (NOTE 4)
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred Stock, $.01 par value, 50 million shares authorized; none issued
    or outstanding                                                                                -              -
Class A Common Stock -
     Participating, voting, $.0001 par value, 500 million shares authorized,
         29,390,450 and 16,172,601 shares issued and outstanding at December 31, 1998
         and 1997, respectively                                                                   2              2
Common Stock -
     Participating, voting, $.0001 par value, 100 million shares authorized,
         60,422,825 and 73,638,174 shares issued and outstanding at December 31, 1998
         and 1997, respectively                                                                   7              7
Additional paid-in capital                                                                  374,896        374,877
Accumulated deficit                                                                        (429,380)      (372,777)
Accumulated other comprehensive income (deficit)                                                  5            (10)
------------------------------------------------------------------------------------------------------------------
Total shareholders' equity (deficit)                                                        (54,470)         2,099
------------------------------------------------------------------------------------------------------------------
                                                                                          $ 190,111      $ 206,310
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

United States Satellite Broadcasting Company, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          For the Years Ended December 31,

(In thousands, except per share data)                                    1998           1997           1996
-----------------------------------------------------------------------------------------------------------
REVENUES                                                            $ 550,801      $ 456,619      $ 292,624
COST OF SALES                                                         327,676        292,917        193,356
-----------------------------------------------------------------------------------------------------------
GROSS MARGIN                                                          223,125        163,702         99,268

OPERATING EXPENSES
Selling and marketing                                                 114,983         99,399        102,715
Manufacturer Incentive                                                 44,778         66,726         18,387
General and administrative                                             57,571         46,935         31,992
Commissions to retailers                                               13,232         14,537         13,909
Engineering and operations                                             13,834          9,801         11,644
Depreciation and amortization                                          17,316         18,426         19,687
Early cancellation of contracts due to merger (Note 2)                 22,130              -              -
-----------------------------------------------------------------------------------------------------------
     Net operating loss                                               (60,719)       (92,122)       (99,066)

-----------------------------------------------------------------------------------------------------------

OTHER (INCOME) EXPENSE
Interest expense                                                            -              -          2,326
Interest (income)                                                      (4,067)        (4,919)        (6,244)
Cost to terminate Credit Agreement                                          -              -          9,504
Other                                                                     (49)           103            307
-----------------------------------------------------------------------------------------------------------
     Net loss                                                       ($ 56,603)     ($ 87,306)     ($104,959)
-----------------------------------------------------------------------------------------------------------
     Net loss per share - basic and diluted                         ($   0.63)     ($   0.97)     ($   1.17)
-----------------------------------------------------------------------------------------------------------
     Weighted average shares outstanding - basic and diluted           89,811         89,811         89,811


The accompanying notes are an integral part of these consolidated financial statements.

United States Satellite Broadcasting Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                  Class A
                                                                  -------
                                                                Common Stock                    Common Stock
                                                                ------------                     ------------
(In thousands, except per share data)                       Shares              Amount Shares                   Amount

-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1995          16,876        $       2           72,935        $       7

Conversion of shares pursuant to
      Recapitalization                                      (16,876)              (2)          16,876                2
Conversion of notes and cancellation of
      warrants                                                    -                -            7,412                1
Conversion of shares available for
      overallotment                                           1,245                -           (1,245)               -
Transfer of common stock from HBI                                 -                -          (15,712)              (2)
Sale of Class A common stock for
      $27 per share, net                                      8,300                1                -                -
Conversion of shares pursuant to
      certain shareholder rights                              5,570                1           (5,570)              (1)
Media credits utilized                                            -                -                -                -
Unrealized loss on investments                                    -                -                -                -
Net loss                                                          -                -                -                -
-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1996          15,115                2           74,696                7
Conversion of shares pursuant to
      certain shareholder rights                              1,058                -           (1,058)               -
Media credits utilized                                            -                -                -                -
Media credits cancelled                                           -                -                -                -
Unrealized gain on investments                                    -                -                -                -
Net loss                                                          -                -                -                -
-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1997          16,173                2           73,638                7
Conversion of shares pursuant to
      certain shareholder rights                             13,215                -          (13,215)               -
Issuance of Class A Common stock                                  2                -                -                -
Unrealized gain on investments                                    -                -                -                -
Net loss                                                          -                -                -                -
-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1998          29,390        $       2           60,423        $       7
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


                                                                            Additional                      Accumulated
                                                                             Paid-In       Accumulated         Other
(In thousands, except per share data)                      Warrants          Capital         Deficit       Comprehensive
                                                                                                          Income (Deficit)
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1995       $   7,350        $ 127,423        ($180,512)       $     154

Conversion of shares pursuant to
      Recapitalization                                            -                -                -                -
Conversion of notes and cancellation of
      warrants                                               (7,350)          44,491                -                -
Conversion of shares available for
      overallotment                                               -                -                -                -
Transfer of common stock from HBI                                 -                -                -                -
Sale of Class A common stock for
      $27 per share, net                                          -          206,200                -                -
Conversion of shares pursuant to
      certain shareholder rights                                  -                -                -                -
Media credits utilized                                            -                -                -                -
Unrealized loss on investments                                    -                -                -             (176)
Net loss                                                          -                -         (104,959)               -
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1996               -          378,114         (285,471)             (22)
Conversion of shares pursuant to
      certain shareholder rights                                  -                -                -                -
Media credits utilized                                            -                -                -                -
Media credits cancelled                                           -           (3,237)               -                -
Unrealized gain on investments                                    -                -                -               12
Net loss                                                          -                -          (87,306)               -
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1997               -          374,877         (372,777)             (10)
Conversion of shares pursuant to
      certain shareholder rights                                  -                -                -                -
Issuance of Class A Common stock                                  -               19                -                -
Unrealized gain on investments                                    -                -                -               15
Net loss                                                          -                -          (56,603)               -
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1998               -        $ 374,896        ($429,380)       $       5
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


                                                           Unused
                                                            Media
(In thousands, except per share data)                      Credits            Total

------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1995       ($  3,396)       ($ 48,972)

Conversion of shares pursuant to
      Recapitalization                                            -                -
Conversion of notes and cancellation of
      warrants                                                    -           37,142
Conversion of shares available for
      overallotment                                               -                -
Transfer of common stock from HBI                                 -               (2)
Sale of Class A common stock for
      $27 per share, net                                          -          206,201
Conversion of shares pursuant to
      certain shareholder rights                                  -                -
Media credits utilized                                          243              243
Unrealized loss on investments                                    -             (176)
Net loss                                                          -         (104,959)
------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1996          (3,153)          89,477
Conversion of shares pursuant to
      certain shareholder rights                                  -                -
Media credits utilized                                          (84)             (84)
Media credits cancelled                                       3,237                -
Unrealized gain on investments                                    -               12
Net loss                                                          -          (87,306)
------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1997               -            2,099
Conversion of shares pursuant to
      certain shareholder rights                                  -                -
Issuance of Class A Common stock                                  -               19
Unrealized gain on investments                                    -               15
Net loss                                                          -          (56,603)
------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (DEFICIT) AT DECEMBER 31, 1998               -        ($ 54,470)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

United States Satellite Broadcasting Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 For the Years Ended December 31
(In thousands)                                                                1998             1997             1996
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Loss                                                                 ($ 56,603)       ($ 87,306)       ($104,959)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities -
     Depreciation and amortization                                          17,316           18,426           19,687
     Deferred loan origination fees charged to expense in
          connection with termination of Credit Agreement                       --               --            5,465
     Early cancellation of contracts due to merger                           9,030               --               --
     Media credits utilized                                                     --              (84)             243
     Change in operating items:
          Trade accounts receivable                                         (2,850)          (2,590)         (25,532)
          Prepaid expenses and other current assets                          2,975           (6,969)            (278)
          Accounts payable and accrued expenses                              5,144            8,679           19,851
          Contract cancellation payable                                     13,200               --               --
          Deferred revenue                                                  (3,200)           9,036           23,943
          Manufacturer Incentive                                            25,225           59,146           14,632
          Other                                                                563           (3,829)            (852)
--------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) operating activities          10,800           (5,491)         (47,800)
--------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of and deposits on equipment                                      (12,668)         (14,854)          (5,487)
Purchase of investments                                                       (500)              --               --
Proceeds from sale of investments                                               --            3,000            5,996
--------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) investing activities         (13,168)         (11,854)             509
--------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Advances from (repayments to) affiliated companies                              --             (527)            (637)
Proceeds from debt borrowings                                                   --               --              485
Repayment of debt                                                               --               --          (91,922)
Proceeds from sale of common stock                                              19               --          206,200
--------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) financing activities              19             (527)         114,126
--------------------------------------------------------------------------------------------------------------------
               Increase (decrease) in cash and cash equivalents             (2,349)         (17,872)          66,835

CASH AND CASH EQUIVALENTS, beginning of period                              68,646           86,518           19,683
--------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                                 $  66,297        $  68,646        $  86,518
--------------------------------------------------------------------------------------------------------------------

NONCASH TRANSACTIONS
Conversion of notes and cancellation of warrants                         $      --        $      --        $  44,491
--------------------------------------------------------------------------------------------------------------------
Expiration of unused media credits                                       $      --        $   3,237        $      --
--------------------------------------------------------------------------------------------------------------------

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid during the period for -
     Interest                                                            $      --        $      --        $      --
     Income taxes                                                        $      --        $      --        $      --
--------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

United States Satellite Broadcasting Company, Inc. and Subsidiaries ("USSB" or the "Company") provide subscription television programming via a high-power direct broadcast satellite ("DBS") to households throughout the continental United States. The Company broadcasts a high quality digital television signal using a digital satellite system ("DIRECTV/USSB System"). The Company's programming is available to customers who have a DIRECTV/USSB unit, which consists of an 18-inch satellite dish, a receiver/decoder and a remote control. All of the Company's gross revenues and identifiable assets relate to the Company's activities in this industry.

     Hubbard Broadcasting, Inc. ("HBI") beneficially owned 51.8% of the Company as of December 31, 1998 and 1997, and had approximately 73.4% of the total voting power at December 31, 1998.

     Until July 1, 1994, the Company was a development stage company. The Company has incurred losses since its inception and had an accumulated deficit of approximately $429.4 million as of December 31, 1998. Management anticipates that losses will continue into 1999.

     The Company has entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement") with General Motors Corporation, a Delaware corporation ("GM"), and its subsidiary Hughes Electronics Corporation, a Delaware corporation ("Hughes"), pursuant to which, if certain conditions are satisfied, the Company will be merged with and into Hughes (the "Merger") (See Note 2).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiaries, including USSB II, Inc. ("USSB II"). USSB II owns the Company's satellite transponders and holds the Company's FCC licenses and permits (see Note 4). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, which consist primarily of short-term United States Treasury-backed securities with original maturities of less than 90 days, are stated at cost, which approximates fair value.

INVESTMENTS

Long-term investments at December 31, 1998, consist primarily of a U.S. Treasury security maturing in 1999, which the Company classifies as available-for-sale. The Treasury security bears interest at 5.5% and its aggregate amortized cost approximated its market value of $4,001,000 at December 31, 1998. Unrealized gains and losses are reported as other comprehensive income.


MANUFACTURER INCENTIVE PROGRAM

The Company's costs under its financial incentive arrangements with manufacturers of DIRECTV/USSB System equipment are charged to expense as incurred. See Note 4 for additional disclosure regarding these arrangements.

RETAILER COMMISSIONS

The Company generally pays commissions to eligible retailers for their customers who are current USSB subscribers. Commissions paid are charged to expense over the related subscription period. Accrued retailer commissions totaled $5,262,000 at December 31, 1998 and $5,996,000 at December 31, 1997.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided using accelerated and straight-line methods based on estimated useful lives as follows:

          Satellite Transponders              10 years
          Other Equipment                     5-10 years
          Buildings & Improvements            31 years

FINANCIAL INSTRUMENTS

Unless otherwise indicated, the recorded value of the Company's financial instruments approximates their fair value.

REVENUE RECOGNITION

Programming revenues are recorded when the respective services are rendered. Subscriptions received in advance of the delivery of the related programming are recorded as deferred revenue.


ADVERTISING AND PROMOTIONS

Costs for advertising and promotional materials and activities (including the cost, if any, of programming provided to current or prospective customers free of charge) are charged to expense as incurred.

RESEARCH AND DEVELOPMENT

Costs related to the Company's research and development efforts are charged to expense as incurred.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities. These differences will result in taxable or deductible amounts in the future based on enacted tax laws and are applicable to the periods in which the differences are expected to affect taxable income.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Company adopted FASB Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130), effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive earnings and its components in financial statements. Comprehensive income is defined as changes in equity of a business enterprise during a period except those resulting from investment by owners and distributions to owners. The adoption of SFAS No. 130 had no impact on the Company's statements of operations or shareholders' equity as of December 31, 1998.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative financial instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet either as an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company will be required to adopt SFAS No. 133 no later than January 1, 2000. The Company has not entered into any derivative financial instruments as of December 31, 1998. As a result, adoption of SFAS No. 133 would currently have no impact on the Company. In the future, if the Company were to enter into derivative financial instruments which are covered by SFAS No. 133, volatility in earnings and other comprehensive income could be increased.

2.   AGREEMENT AND PLAN OF MERGER

The Company has entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement") with General Motors Corporation, a Delaware corporation ("GM"), and its subsidiary Hughes Electronics Corporation, a Delaware corporation ("Hughes"), pursuant to which, if certain conditions are satisfied, the Company will be merged with and into Hughes (the "Merger"). The Merger, which is subject to regulatory and shareholder approval, and to the satisfaction of other conditions contained in the Merger Agreement, is expected to take place in the first half of 1999. If the Merger is completed, each share of USSB stock will be converted, subject to certain limitations, into either (i) a fraction of a share of Class H Common Stock of GM equal to the exchange ratio provided in the Merger Agreement or
(ii) cash equal to that exchange ratio multiplied by the 20-day volume-weighted average price of the GM Class H

Common Stock (the "Merger Consideration"). The Merger Consideration is dependent upon the GM Class H Common Stock price and will not exceed $18.00 per share.

     As required by the Merger Agreement, the Company has canceled contracts with Lockheed Martin and Convergys Information Management Group Inc. In connection with the cancellation of these contracts, the Company recorded a special one-time charge in the fourth quarter of 1998 of $20.7 million. This charge represents the total amount of the charge associated with such contract cancellations. The fourth quarter charge includes non-cash write-offs of satellite deposits of $7.6 million and development costs for subscriber management and billing systems of $1.3 million. The remainder of the fourth quarter charge consists of net contract termination fees, which were paid in January 1999. The charge of $22.1 million included in the statement of operations for the year ended December 31, 1998 also includes a write-off of satellite deposits of $1.43 million recorded in June 1998.

3.   SHAREHOLDERS' EQUITY

RECAPITALIZATION AND INITIAL PUBLIC OFFERING

In the third quarter of 1995, the Company decided to proceed with an initial public offering of its Class A Common Stock. In connection with the offering, on January 31, 1996, the Company effected a recapitalization of the Company's capital structure.

     Prior to the recapitalization, the Company's capitalization consisted of two classes of common stock (referred to herein as "old common stock" and "old class A common stock"). Terms of the recapitalization included (i) a change in the authorized capital of the Company to consist of 100,000,000 shares of Common Stock, 500,000,000 shares of Class A Common Stock and 50,000,000 shares of undesignated Preferred Stock; (ii) the conversion of the Company's old common stock and old class A common stock into shares of Common Stock; (iii) the conversion of certain convertible subordinated promissory notes into shares of Common Stock and the cancellation of warrants issued to the holders of those notes; (iv) a 75-for-one split of the new capital stock; and (v) the contribution by HBI of 8,300,000 shares of Common Stock in connection with the public offering and 7,411,950 shares of Common Stock in connection with conversion of the convertible subordinated promissory notes, pursuant to HBI's agreements with certain current shareholders, in order to prevent those shareholders from experiencing dilution in their ownership of the Company. The Company's consolidated financial statements are presented as if the above changes in authorized capital and the 75-for-one split of new capital stock had been effective for all periods presented.

     The offering (which closed on February 6, 1996) consisted of the sale by the Company of 8,300,000 shares of Class A Common Stock at $27.00 per share, generating proceeds of approximately $206.2 million, net of underwriting commissions and other expenses incurred in connection with the offering.

     Pursuant to the over-allotment provisions in the underwriting agreement, certain shareholders who had purchased shares of the Company's capital stock in previous private placements sold 1,245,000 shares of newly converted Class A Common Stock in connection with the offering. The Company did not receive any of the proceeds of such sales.

CONVERSION RIGHTS

On May 1, 1996, approximately 3.1 million shares of the Company's Common Stock, with 10 votes per share, automatically converted into Class A Common Stock, with one vote per share, at a conversion ratio of 1:1. On July 30, 1996, the remainder of the Company's Common Stock, with 10 votes per share, became eligible, at the option of the holders thereof, to convert into Class A Common Stock, with one vote per share, at a conversion ratio of 1:1.

     In accordance with certain shareholder agreements, prior to the Company's initial public offering, the ownership percentages of certain shareholders, other than HBI, were protected from dilution, based on total outstanding shares of 89,810,775, until the ownership of HBI was reduced to 51%. In connection with the Company's initial public offering, 15,711,950 shares of old common stock were contributed by HBI to the Company for no consideration in 1996. In addition, certain shareholders holding 22,645,350 shares of Common Stock have certain "piggy-back" rights to participate in certain public offerings of the Company's stock and certain "co-sale" rights to include all or a portion of their shares in certain sales by HBI of its stock of the Company.

UNUSED MEDIA CREDITS

In connection with a sale of old class A common stock in 1994, the Company received a $5.0 million media credit. The unused balance of the media credit at December 31, 1997 ($3.2 million) was canceled by the Company. Such cancellation was recorded as a reduction of additional paid-in capital to reflect the actual net proceeds realized from the original stock sale.

CONVERTIBLE SUBORDINATED PROMISSORY NOTES

During 1994, the Company issued and sold unsecured convertible subordinated promissory notes (the "Notes") for $34.5 million. The Notes were subject to mandatory conversion into shares of old class A common stock equal to the face amount of the Notes divided by $5.66 if the gross proceeds of an initial public offering of the Company were to exceed $50 million at an offering price of at least $7.00 per share. Such conversion occurred as part of the recapitalization at which time the Notes (including cumulative accretion) had a recorded balance of $37.1 million. Issued with the convertible subordinated promissory notes were warrants valued at $7.5 million, which were canceled as a part of the recapitalization.

STOCK-BASED COMPENSATION

In December 1995, the Company's shareholders approved a stock option plan (the "1995 Plan") and, in November 1996, the Company's shareholders approved a Non-Employee Director Stock Option Plan (the "1996 Non-Employee Director Plan") (together, the "Option Plans"). The Option Plans authorize the granting of options to purchase up to an aggregate of 2,150,000 shares of Class A Common Stock. The 1995 Plan provides for employees, officers and consultants of the Company to be granted options to purchase Class A Common Stock of two types: (i) those that qualify as incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and
(ii) those that do not qualify as Incentive Options ("Nonstatutory Options"). All options granted under the 1996 Non-Employee Director Plan are Nonstatutory Options. The Option Plans are administered by the Compensation Committee.
Under the 1995 Plan, the Compensation Committee determines the persons who are to receive options, the terms and the number of shares subject to each option and whether the option is to be an Incentive Option or a Nonstatutory Option. The options vest equally over a four or five year period, and are exercisable over ten years from the date of grant. The 1996 Non-Employee Director Plan provides for the automatic, non-discretionary, grant of options.

Information regarding the Option Plans is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                YEARS ENDED DECEMBER 31,
                   ----------------------------------------------------------------------------------------------------------------
                                      1998                                 1997                                 1996
                   ----------------------------------------------------------------------------------------------------------------
                    Shares                    Weighted   Shares                    Weighted   Shares                      Weighted
                     Under                     Average    Under                     Average    Under                       Average
                    Option   Exercise Price   Exercise   Option    Exercise Price  Exercise   Option    Exercise Price    Exercise
                     Plan                       Price     Plan                       Price     Plan                         Price
-----------------------------------------------------------------------------------------------------------------------------------
 Outstanding
   at beginning
   of year          690,000   $7.75 - $36.00     $19.58  439,700   $11.50 - $36.00    $26.55       --                --           --

 Granted             60,000   $6.19 - $10.00      $8.20  260,300    $7.75 - $12.00     $8.04  475,300   $11.50 - $36.00       $26.62

 Exercised           (2,500)          $13.75     $13.75        -                 -         -       --                --           --

 Forfeited          (42,600)  $7.75 - $27.00     $17.12  (10,000)   $11.50 - $27.0    $24.45  (35,600)  $27.00 - $28.50       $27.45
                    -------   --------------     ------  -------    ---------------  -------  -------   ---------------       ------
 Outstanding        704,900   $6.19 - $36.00     $18.82  690,000    $7.75 - $36.00    $19.58  439,700   $11.50 - $36.00       $26.55
   at end of year
 Exercisable        217,547   $7.75 - $36.00     $21.87  103,946    $7.75 - $36.00    $23.64   11,000            $11.50       $11.50
   at end of year
 Weighted average     $5.92                                $5.24                               $17.72
   fair value
   of options
   granted
-----------------------------------------------------------------------------------------------------------------------------------

     As of December 31, 1998, the outstanding stock options granted in 1996 have a remaining contractual life of approximately seven years and the outstanding stock options granted in 1997 have a remaining contractual life of approximately eight years.

     The Company accounts for the Option Plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Option Plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company's pro forma net loss and pro forma loss per share would have been as follows (in thousands):

                                                               Years Ended December 31
                                                              1998       1997        1996
                                                              ----       ----        ----
 Net loss                                As Reported       $(56,603)  $(87,306)  $(104,959)
                                         Pro Forma         $(58,418)  $(88,670)  $(112,750)
 Net loss per share - basic and diluted  As Reported          $(.63)     $(.97)     $(1.17)
                                         Pro Forma            $(.65)     $(.99)     $(1.26)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.1% in 1998 and 6.3% in 1997; expected life of 10 years for 1998 and 1997; expected volatility of 57.3% in 1998 and 39.5% in 1997.

4.   COMMITMENTS AND CONTINGENCIES

REGULATORY MATTERS

     USSB II, Inc. (a wholly owned subsidiary of the Company) holds a license from the Federal Communications Commission (the "FCC") to broadcast from five transponders at 101 DEG. west longitude (the "License"). The Company must continue to maintain the License to operate its business. The License expires in June 2004 and is renewable at ten-year intervals. Although the Company expects to obtain such renewals in the ordinary course, there can be no assurance that such renewals will be granted.

     The construction and launch of broadcasting satellites and the operation of satellite broadcasting systems are subject to substantial regulation by the FCC. Under the License, the Company is subject to FCC review primarily for the following: (i) standards regarding individual satellites (e.g., meeting minimum financial, legal and technical standards); (ii) avoiding interference with other satellites; and (iii) complying with rules the FCC has established specifically for high-power DBS satellite licenses. In addition, uplink facilities are separately licensed by the FCC. The Company's National Broadcast Center and the Auxiliary Broadcast Center have each received its FCC license. FCC rules are subject to change in response to industry developments, new technology and political considerations.

     The FCC granted the Company a Construction Permit and Launch Authority (the "Permit"), held by USSB II, for satellites with three transponders at 110 DEG. west longitude and eight transponders at 148 DEG. west longitude. On June 24, 1998, the Company voluntarily returned to the FCC its authorization for eight transponders at 148 DEG. west longitude. This action has no effect on the status of the Company's Permit for the 110 DEG. orbital location.

     The Permit requires the Company to comply with specified construction and launch schedules. The FCC has the authority to revoke the Permit for the 110 DEG. orbital location if the Company fails to comply with the FCC schedule for construction and launch. Under the Merger Agreement, the Company and Hughes have agreed to cooperate and use their reasonable best efforts to maintain the Permit at the 110 DEG. orbital location. In connection therewith, the Company and Hughes have jointly filed an application with the FCC. This application for modification of authorization contemplates moving the DBS-1 satellite, which presently operates at the 101 DEG. orbital location, to the 110 DEG. orbital location to satisfy the FCC's due diligence requirements.

     Under the Merger Agreement, on December 17, 1998, Hughes, DIRECTV Enterprises, Inc., a wholly-owned subsidiary of Hughes, and the Company also filed applications with the FCC requesting consent to the transfer of control of all of the FCC authorizations held by USSB II, Inc. to Hughes.

     While the Company has generally been successful to date with respect to compliance with regulatory matters, there can be no assurance that the Company will succeed in obtaining and maintaining all requisite regulatory approvals for its operations.

LOCKHEED MARTIN ASTRO SPACE AGREEMENT

The Company originally entered into contracts with Lockheed Martin for the construction of direct broadcast satellites at the 110 DEG. orbital location (the "110 DEG. Contract") and at the 148 DEG. orbital location (the "148 DEG. Contract"). As required by the Merger Agreement, the Company has canceled the 110 DEG. Contract and has allowed the 148 DEG. Contract to expire in accordance with its terms. Both actions were effective December 31, 1998. The Company has recorded charges related to these cancellations, which represent the total amount of the charges associated with such cancellations (See Note 2).

ADVERTISING AND PROMOTIONS

The Company has entered into commitments to purchase or participate in joint purchases of broadcast, print and other media for advertising and promotional purposes. At December 31, 1998, such commitments totaled $4.0 million due through June 30, 1999, with the non-cancelable portion of such commitments totaling $3.0 million.

INSURANCE

The Company maintains business interruption and in-orbit insurance coverages at levels management considers necessary to address the normal risks of operating via communications satellite, including damage, destruction or failure of the satellite or its transponders. Additionally, the Company maintains general liability and directors' and officers' insurance coverages.

SATELLITE

All of the Company's programming is carried on a single satellite, DBS-1, which the Company co-owns with DIRECTV, Inc., a subsidiary of Hughes Electronics Corporation. As previously reported, a spacecraft control processor ("SCP") aboard the DBS-1 satellite failed on July 4, 1998, and control of DBS-1 was automatically switched to the spare SCP without interruption of service. In connection with the execution of the Merger Agreement, DIRECTV and the Company entered into a Channel Services Provision Agreement which provides that, subject to the terms of that Agreement, DIRECTV will provide to USSB, on a full time basis, channel capacity and related services on two other satellites owned by Hughes at the 101 DEG. orbital location sufficient to transmit and deliver a limited number of premium movie services to USSB subscribers. At the same time, the Company and Hughes also entered into a Replacement Payload Option Agreement which clarifies USSB's right to transponder capacity on a replacement satellite , in the event the Merger Agreement is terminated due to the failure of the transponders on DBS-1. The Replacement Payload Option Agreement provides that USSB may elect to purchase five transponders at a fixed price on DIRECTV 1-R, a satellite under construction by Hughes.

LITIGATION

In November 1996, Personalized Media Communications, L.L.C. ("PMC") initiated legal proceedings against the Company and others before the United States International Trade Commission ("ITC"), and in the United States District Court for the Northern District of California. The Company does not believe that PMC is entitled to damages or any remedies from the Company, and management intends to vigorously defend both actions.

     In June 1997, IPPV Enterprises, a Georgia partnership ("IPPV") initiated a legal proceeding against the Company and others in the United States District Court for the District of Delaware. The Company does not believe that IPPV is entitled to damages or any remedies from the Company, and management intends to vigorously defend the action.

     In September 1998, WIC Premium Television, Ltd., an Edmonton, Alberta, Canada corporation, ("WIC") initiated two separate legal proceedings in the Federal Court of Canada Trial Division and in the Judicial District of Edmonton against numerous retailers, programming providers, and programming distributors, including the Company. This action is in the preliminary stages of discovery and management has not reached a judgment regarding whether WIC may be entitled to damages or any remedies from the Company.

     Item 5 of this Report on Form 8-K contains additional information on these matters.

     The Company is also exposed to other litigation encountered in the normal course of business. In the opinion of management, the resolution of these other litigation matters of which the Company is aware will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

MANUFACTURER INCENTIVE PROGRAM

On August 26, 1996, the Company, together with DIRECTV, Inc., entered into financial incentive arrangements with certain manufacturers of DIRECTV/USSB System equipment to assist these manufacturers in lowering the price of DIRECTV/USSB Systems. Such arrangements, which run for up to four years depending on manufacturer, commit the Company to pay the manufacturers over a five-year period from the date new DIRECTV/USSB System households are authorized to receive programming. The expense and liability for such future commitments are established and recorded upon activation of the related DIRECTV/USSB System. For the years ended December 31, 1998 and 1997, the Company charged to expense $44.8 and $66.7 million, respectively, representing the full amount of those future obligations for the Manufacturer Incentive program incurred for the sale of DIRECTV/USSB Systems to new households. Cash paid in 1998 related to the Manufacturers Incentive program was $21.8 million.. Future obligations totaled $102.7 million at December 31, 1998, payable in the following years:

                                            In Thousands
                1999                        $25,579
                2000                         25,417
                2001                         25,196
                2002                         18,250
                2003                          8,240

     While the amounts to be incurred in the future by the Company under these arrangements cannot be precisely estimated, the Company expects that as the level of retail DIRECTV/USSB system unit sales increase, the cash flow related to these arrangements will increase accordingly.

     The fair value of the future obligation at December 31, 1998 is approximately $86.0 million and has been calculated by discounting the future cash flows at the Company's estimated incremental borrowing rate.

5.   RELATED-PARTY TRANSACTIONS

Certain officers and directors of the Company are also employed by, and spend a significant portion of their time on, the businesses of HBI and its affiliates other than the Company. Each of such persons who is a director has indicated to the Company that, should a conflict of interest arise, he will promptly disclose such conflict to the Company's Board of Directors and refrain from voting on such matter as a director.

DUE TO HBI

Debt due to HBI consists principally of amounts accrued for management services valued at $10.0 million provided to the Company by HBI during the years 1992 through 1994 under an agreement which expired June 30, 1994. The balance does not bear interest. The Company was contingently obligated to pay these amounts and they will not become due until, in the board of director's opinion, adequate resources exist. As a result of certain significant financial performance thresholds, USSB management discontinued accruing the $3.3 million annual charge after 1992 and did not intend to accrue any additional charges until and unless it was determined payment could be considered probable. When the Company decided to proceed with its initial public stock offering, the board of directors determined that it became likely that certain preconditions would ultimately be satisfied, and therefore made payment of this obligation probable. Accordingly, during the quarter ended September 30, 1995, the Company accrued as an operating expense the remaining $6.7 million of its management fee obligation. In connection with the execution of the Merger Agreement, Hughes has agreed to pay the accrued management fee of $10 million to HBI on the first anniversary of the closing date of the Merger, but not later than April 1, 2000.

     HBI provides certain general and administrative services to the Company under an agreement that is renewed annually. The Company incurred a charge of $1,252,000 for such services for the year ended December 31, 1998, $1,124,000 for 1997, and $978,000 for 1996. The Company also purchases programming, engineering services and other services from other entities affiliated with HBI. Amounts included in the accompanying consolidated statements of operations which were purchased from these affiliated entities were $4.6 million in 1998, $5.4 million in 1997, and $3.8 million in 1996. The Company believes that the services provided between the Company and HBI and its subsidiaries and affiliates, and by entities with which certain directors are affiliated, are on terms comparable to those available from third parties and that such terms are reasonable.


OTHER

The Company's employees participate in a 401(k) plan sponsored by HBI. Under the terms of the plan, the Company may make annual base contributions and can match participant contributions for each year. HBI made contributions to the plan on behalf of the Company's employees (which amounts were reimbursed by the Company) of $237,000 for the year ended December 31, 1998, $157,000 during 1997 and $116,000 during 1996.

6.   INCOME TAXES

The Company's deferred tax assets and liabilities, all of which are long-term, are summarized as follows (in thousands):

                           Deferred Tax Asset (Liability)
-------------------------------------------------------------------------------
                                                          As of December 31
-------------------------------------------------------------------------------
                                                        1998              1997
-------------------------------------------------------------------------------
 Deferred tax assets:
     Manufacturer Incentive                            41,073        $   30,983
     Preoperating capitalized costs                       314             2,201
     Capitalized interest                                   -               181
     Management services                                4,000             4,337
     Other                                              3,800             3,995
     Net operating loss carryforward                  137,738           121,825
                                                    ---------        ----------
         Total deferred tax assets                    186,925           163,522
 Deferred tax liabilities:
     Depreciation                                    (15,951)          (15,149)
                                                    ---------        ----------
         Total deferred tax liability                (15,951)          (15,149)
-------------------------------------------------------------------------------
 Valuation allowance                                  170,974         (148,373)
-------------------------------------------------------------------------------
         Net deferred tax balance                   $       -         $      -
-------------------------------------------------------------------------------


     The Company has net operating losses for federal tax reporting purposes totaling $344.3 million available for carryover to subsequent years as of December 31, 1998, expiring in years 2000 through 2014. The valuation allowance applied against the Company's net deferred tax assets increased by $22.6 million for the year ended December 31, 1998, $37.5 million for 1997, and $39.3 million for 1996.

     The Company and HBI file separate federal tax returns and a combined state tax return in Minnesota and New Mexico. HBI has benefited from this unitary relationship as it has utilized USSB losses to reduce its combined income subject to apportionment in Minnesota and New Mexico through December 31, 1996. The benefit that HBI realized was approximately $0.1 million for the year ended December 31, 1998, $0.2 million for 1997, and $1.4 million for 1996. This unitary relationship has reduced the Company's Minnesota net operating loss carryforward. Benefits realized by HBI in years preceding 1994 were not significant. Under a tax sharing agreement dated November 30, 1995, HBI has agreed to reimburse the Company for such benefits in the year they would otherwise have been realized by the Company. In connection with the execution of the Merger Agreement, HBI has agreed to pay Hughes, as the successor to the Company, an amount sufficient to satisfy this obligation on the first anniversary of the closing date of the Merger, but not later than April 1, 2000.

7.   QUARTERLY CONDENSED FINANCIAL INFORMATION (UNAUDITED)

Summarized unaudited quarterly data for 1998 and 1997 is as follows (in thousands, except per share amounts):


                                          First Quarter  Second Quarter  Third Quarter  Fourth Quarter    Full Year
--------------------------------------------------------------------------------------------------------------------
1998
Revenues                                       $136,839       $132,710       $136,567       $144,685       $550,801
Cost of Sales                                    84,656         78,742         80,225         84,053        327,676
                                                 ------         ------         ------         ------        -------
Gross Margin                                     52,183         53,968         56,342         60,632        223,125
Operating Expenses                               62,316         62,899         66,204         92,425        283,844
                                                 ------         ------         ------         ------        -------
Net Operating Loss                              (10,133)        (8,931)        (9,862)       (31,793)       (60,719)
Other (income) expense, net                      (1,004)        (1,041)        (1,132)          (939)        (4,116)
                                                 ------         ------         ------           ----         ------
Net Loss                                         (9,129)        (7,890)        (8,730)       (30,854)       (56,603)
                                                 ------         ------         ------        -------        -------
                                                 ------         ------         ------        -------        -------
Weighted Average Shares Outstanding              89,811         89,811         89,811         89,811         89,811
                                                 ------         ------         ------         ------         ------
                                                 ------         ------         ------         ------         ------
Net loss per share - basic and diluted           $(0.10)        $(0.09)        $(0.10)        $(0.34)        $(0.63)
                                                 ------         ------         ------         ------         ------
                                                 ------         ------         ------         ------         ------

1997
Revenues                                        $99,231       $114,236       $114,383       $128,769       $456,619
Cost of Sales                                    64,930         73,223         73,557         81,207        292,917
                                                 ------         ------         ------         ------        -------
Gross Margin                                     34,301         41,013         40,826         47,562        163,702
Operating Expenses                               57,925         51,620         70,082         76,197        255,824
                                                 ------         ------         ------         ------        -------
Net Operating Loss                              (23,624)       (10,607)       (29,256)       (28,635)       (92,122)
Other (income) expense, net                      (1,174)        (1,324)        (1,109)        (1,209)        (4,816)
                                                 ------         ------         ------         ------         ------
Net Loss                                        (22,450)        (9,283)       (28,147)       (27,426)       (87,306)
                                                -------         ------        -------        -------        -------
                                                -------         ------        -------        -------        -------
Weighted Average Shares Outstanding              89,812         89,811         89,811         89,821         89,811
                                                 ------         ------         ------         ------         ------
                                                 ------         ------         ------         ------         ------
Net loss per share - basic and diluted           $(0.25)        $(0.10)        $(0.31)        $(0.31)        $(0.97)
                                                 ------         ------         ------         ------         ------
                                                 ------         ------         ------         ------         ------